Exhibit 10.1

CREDIT AGREEMENT

dated as of February 25, 2015

between

RENAISSANCERE HOLDINGS LTD.,

as the Borrower,

and

BARCLAYS BANK PLC,

as the Lender

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES AND EXHIBITS

SCHEDULE	4.2	SAP Exceptions
SCHEDULE	4.3	Adverse Changes
SCHEDULE	4.4	Litigation and Contingent Liabilities
SCHEDULE	4.12	Subsidiaries
SCHEDULE	4.14	Taxes
SCHEDULE	9.2	Addresses

EXHIBIT A	Loan Notice
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Note

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 25, 2015, is entered into between RenaissanceRe Holdings Ltd., a Bermuda company (the “Borrower”), and Barclays Bank PLC (the “Lender”).

W I T N E S S E T H:

The Borrower has requested that the Lender provide financing for general corporate purposes, including for the acquisition by the Borrower of Platinum Underwriters Holdings, Ltd. (the “Acquisition”), and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Annual Statement” means the annual financial statement of an Insurance Subsidiary as required to be filed with the applicable Governmental Authority of such Insurance Subsidiary’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

“Applicable Margin” means (i) until May 25, 2015, 0.90% per annum and (ii) after May 25, 2015, 1.125% per annum.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as applicable.

“Borrower” has the meaning specified in the Preamble.

“Borrower Net Worth” means, as of any date of determination, the sum of (a) the consolidated shareholders equity of the Borrower and its Subsidiaries calculated in accordance with GAAP, plus, without duplication, (b) any preferred shares of the Borrower issued to Persons other than a Subsidiary which are not mandatorily redeemable before the Maturity Date.

“Borrower Swap” means any Swap Contract entered into between the Borrower and Renaissance Re for the purpose of providing capital to Renaissance Re with respect to catastrophic risks.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or London, England and, if the applicable Business Day relates the Eurodollar Rate, means any such day on which dealings in Dollar deposits are carried on in the London interbank eurodollar market.

“Capitalized Lease” means, as to any Person, any lease which is or should be capitalized on the balance sheet of such Person in accordance with GAAP, together with any other lease which is in substance a financing lease, including any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

“Catastrophe Bond” means (a) any note, bond or other Debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder and (b) any equity interest in a Person that is not a Subsidiary controlled, directly or indirectly, by the Borrower for the sole purpose of investing in Debt of the type described in clause (a), which, in the case of Catastrophe Bonds purchased by the Borrower or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.

“Change in Control” shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 51% or more of the combined voting power of the Borrower’s then outstanding securities; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose nomination by or appointment to the Board of Directors or whose nomination by the stockholders of the Borrower was approved by a vote of the directors of the Borrower then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously approved by the Board of Directors) cease for any reason to constitute a majority of the Borrower’s Board of Directors then in office.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the

Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B but with such changes as the Lender may from time to time reasonably request for purposes of monitoring the Borrower’s compliance herewith.

“Consolidated Debt” means the consolidated Debt of the Borrower and its Subsidiaries, including the principal amount of the Loan. For purposes of calculating Consolidated Debt, an amount will be excluded equal to the OL Note Exclusion Amount.

“Contractual Obligation” means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 2.2(b).

“Debt” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances (including any such obligation issued by such Person that qualify as Catastrophe Bonds described in clause (a) of the definition thereof net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) the Swap Termination Value in respect of Swap Contracts of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse (it being understood, however, that if recourse is limited to such property, the amount of such Debt shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; (j) any capital stock or other equity interests issued by such Person that has a mandatory redemption date that may or will occur on or prior to the Maturity Date; and (k) all Guarantees of such Person in respect of any of the foregoing (including in respect of the Joint Venture LC) provided that, notwithstanding anything to the contrary contained herein, Debt shall not include, (1) issued, but undrawn, letters of credit which have been issued to reinsurance cedents in the ordinary course of business, (2) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Lender, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clauses (1) or (2) above), (3) any obligations of such Person under any Reinsurance Agreement, Primary Policy, Industry Loss Warranty or Borrower Swap, or (4) any Net Worth Maintenance Agreement.

“Debt to Capital Ratio” means the ratio of (a) Consolidated Debt to (b) the sum of Borrower Net Worth plus Consolidated Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means when used with respect to (a) the Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to the Loan plus 2% per annum, and (b) any Obligation not covered in clause (a) above, an interest rate equal to the Base Rate plus any Applicable Margin plus 2% per annum.

“Department” has the meaning specified in Section 4.2.

“Designated Subsidiary” means any present or future consolidated Subsidiary of the Borrower, the consolidated net worth of which constitutes at least 10% of the consolidated net worth of the Borrower.

“Dollar(s)” and the sign “$” means lawful money of the United States.

“Effective Date” means the date on which the conditions precedent for the effectiveness of this Agreement specified in Section 8.1 are met.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) the Screen Rate; or

(b) if no Screen Rate is available for the Interest Period, the applicable Interpolated Screen Rate for the Loan,

as of, in the case of clauses (a) and (b) above, the Specified Time on the Quotation Day for a period comparable to the relevant Interest Period for the Loan. Each calculation by the Lender of the Eurodollar Rate shall be conclusive and binding for all purposes, absent manifest error.

“Event of Default” means any of the events described in Section 7.1.

“Excess Catastrophe Losses” means that part of any losses recognized by the Borrower or any of its Subsidiaries under the terms of any Catastrophe Bonds, Reinsurance Agreements or other similar arrangements during any Fiscal Quarter that are in excess of $150,000,000.

“Excluded Indebtedness” means (a) indebtedness between a Subsidiary of the Borrower, on the one hand, and the Borrower or another Subsidiary of the Borrower, on the other hand, (b) indebtedness under the Revolving Credit Agreement, including any amendment, extension or replacement thereof, provided that the aggregate principal amount outstanding thereunder shall not exceed $350,000,000 and (c) any indebtedness of Platinum Underwriters Holdings, Ltd. or any of its Subsidiaries existing immediately prior to the consummation of the Acquisition, including any Guarantee in respect thereof that is or becomes effective at any time.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.1(e)(i), (d) any withholding tax that (i) is required to be imposed on amounts payable to any Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to a Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.1(e)(i), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a)(ii) or (iii) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, as to any Person, the president, the chief financial officer, the chief executive officer, the general counsel, the treasurer or the secretary and, solely for purposes of notices given pursuant to Article II or Article III, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Lender. Any document delivered hereunder that is signed by an Executive Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Executive Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Barclays Bank PLC on such day on such transactions as determined by the Lender.

“Financial Strength Rating” means (a) the financial strength rating given to Renaissance Re by A.M. Best Company or (b) in the event that A.M. Best Company ceases to exist or to issue financial strength ratings generally, the equivalent financial strength rating given to Renaissance Re by S&P.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on the last day of December.

“Foreign Lender” means, with respect to the Borrower, any lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 4.5(c).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (without duplication) any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided, however, that obligations of the Borrower or any of its Subsidiaries under Primary Policies, Reinsurance Agreements, Industry Loss Warranties or any Borrower Swap which are entered into in the ordinary course of business (including security posted to secure obligations thereunder) shall not be deemed to be a Guarantee for the purposes of this

Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“ILS Fund Group” means RenaissanceRe Fund Holdings Ltd., a Bermuda company, and its Subsidiaries in existence on December 31, 2014 and each Subsidiary (including any Insurance-Linked Securities Fund or Person licensed as an insurance company) formed after December 31, 2014 in connection with the establishment and management of Insurance-Linked Securities Funds.

“Incurrence of Indebtedness” means the borrowing, issuance or other incurrence of (a) indebtedness for borrowed money or in respect of loans or advances or (b) indebtedness evidenced by bonds, debentures, notes or other similar instruments, other than, in the case of each of clauses (a) and (b) above, Excluded Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.4(b).

“Industry Loss Warranty” means an agreement, whether in the form of a reinsurance agreement or a Swap Contract or other similar agreement entered into by any Insurance Subsidiary in accordance with its customary insurance or reinsurance underwriting procedures, which creates a payment obligation arising from an industry-wide loss relating to a catastrophe, weather or other similar risk.

“Information” has the meaning specified in Section 9.7.

“Insurance Code” means, with respect to any Insurance Subsidiary, the Insurance Code or Law of such Insurance Subsidiary’s domicile and any successor statute of similar import, together with the regulations thereunder or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

“Insurance-Linked Securities Fund” means a pooled investment vehicle formed or organized by a member of the ILS Fund Group (i) which is not licensed by a Governmental Authority to engage in the insurance business by issuing Primary Policies or entering into Reinsurance Agreements or Industry Loss Warranties, (ii) which is managed by a Non-Insurance Subsidiary or a member of the ILS Fund Group, (iii) which invests in any or all of the following: bonds and other securities, repurchase agreements, Swap Contracts and other arrangements related to insurance, reinsurance and weather, energy and related commodity derivatives transactions including Industry Loss Warranties or collateralized reinsurance contracts, and (iv) the ownership or profit interests in which may be held by institutional investors and/or one or more members of the ILS Fund Group.

“Insurance Policies” means policies purchased from insurance companies by the Borrower or any of its Subsidiaries, for its own account to insure against its own liability and property loss (including casualty, liability and workers’ compensation insurance), other than Retrocession Agreements.

“Insurance Subsidiary” means any Subsidiary of the Borrower which is licensed by any Governmental Authority to engage in the insurance business by issuing Primary Policies or entering into Reinsurance Agreements.

“Interest Payment Date” means the last day of each Interest Period applicable to the Loan and the Maturity Date.

“Interest Period” means the period commencing on the date the Loan is disbursed and ending on the date one month thereafter and each successive one-month period throughout the term of the Loan;

provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for the Loan shall extend beyond the scheduled Maturity Date.

“Interpolated Screen Rate” means the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a) the Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period for the Loan; and

(b) the Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period for the Loan,

as of, in the case of clauses (a) and (b) above, the Specified Time on the Quotation Day.

“Invested Assets” means cash, cash equivalents, short term investments, investments held for sale, any other assets which are treated as investments under GAAP and shares of RIHL and RIHL II.

“Joint Venture” means Top Layer Reinsurance Ltd.

“Joint Venture LC” means the $37,500,000 Letter of Credit Facility dated June 13, 2008 between Renaissance Re and Deutsche Bank AG New York Branch in connection with the investment in the Joint Venture.

“Laws” means, in respect of any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person and whether or not having the force of law.

“Lender” has the meaning specified in the Preamble.

“Lending Office” means the Lender’s address and its account as set forth on Schedule 9.2, or such other address or account as the Lender may from time to time notify to the Borrower.

“Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

“Lloyd’s” means Lloyd’s of London or members of its syndicate.

“Loan” means the loan made by the Lender to the Borrower under Article II.

“Loan Documents” means this Agreement and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower or any of its Subsidiaries in connection with any of the foregoing.

“Loan Notice” means a notice substantially in the form of Exhibit A.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a material adverse effect on:

(a) the assets, business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole; or

(b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Loan Documents; or

(c) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document that by its terms purports to bind the Borrower;

provided that, so long as no violation of the covenants contained in Section 6.1 and Section 6.2 shall have occurred and be continuing as a result thereof, the occurrence of losses that give rise to or result in Excess Catastrophe Losses shall not be deemed to have a Material Adverse Effect.

“Material Insurance Subsidiary” means an Insurance Subsidiary which is also a Material Subsidiary.

“Material Subsidiary” means (a) Renaissance Re and (b) each other Subsidiary of the Borrower that either (i) as of the end of the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of the Borrower and all its Subsidiaries as of the last day of such period or (ii) for the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of the Borrower and all of its Subsidiaries for such period.

“Maturity Date” means August 25, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means in connection with any Incurrence of Indebtedness or any issuance or sale of Equity Interests, the cash proceeds actually received therefrom, net of attorneys’ fees, investment banking fees, accountants’ fees, brokerage fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Worth Maintenance Agreement” means net worth maintenance agreements entered into by the Borrower or any of its Subsidiaries with respect to a wholly-owned Insurance Subsidiary which are required either by the Governmental Authority regulating such Insurance Subsidiary or a rating agency providing a rating for such Insurance Subsidiary provided such agreements are in favor of either such Insurance Subsidiary or the Governmental Authority regulating such Insurance Subsidiary or beneficiaries of the policies issued by such Insurance Subsidiary.

“Non-Insurance Subsidiary” means any Subsidiary of the Borrower (i) that is not an Insurance Subsidiary, (ii) does not own directly or indirectly any outstanding shares or other equity interests of any Insurance Subsidiary and (iii) the outstanding shares or other equity interests of which are not owned directly or indirectly by an Insurance Subsidiary.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Loan, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OL Note Exclusion Amount” means, as of any date of determination, an amount equal to the least of (a) the outstanding principal balance of OL Notes, (b) the market value of the assets on deposit in the Segregated Account and (c) $400,000,000. Assets in the Segregated Account will be valued in accordance with the standard valuation methodology applied by the Borrower from time to time consistent with the manner in which such valuation is reported to S&P or Moody’s with respect to such OL Notes.

“OL Notes” means (a) the $250,000,000 5.75% senior notes due 2020 issued by RenRe North America Holdings Inc. and (b) all senior unsecured notes issued by the Borrower after the Effective Date to the extent that the principal amount of such notes at the time of issuance was excluded from debt by S&P or Moody’s for purposes of financial leverage (e.g., if $150,000,000 of senior unsecured notes are issued but only $100,000,000 are excluded, then only $100,000,000 of such notes will constitute OL Notes).

“Ordinary Course Litigation” has the meaning specified in Section 4.4.

“Organization Documents” means, (a) with respect to any company or corporation, the certificate or articles of incorporation and the by laws (or equivalent of comparable constitutive documents with respect to any non-U.S. jurisdiction), any certificate of determination or instrument relating to the rights of preferred shareholders of such company or corporation and any shareholder rights agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 9.6(c).

“PATRIOT Act” has the meaning specified in Section 9.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006 (P.L. 109-280).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Prime Rate” means the rate of interest publicly announced, from time to time, by the Lender at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Lender’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Lender may designate or (b) if the Lender has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Lender) or any similar release by the Federal Reserve Board (as reasonably determined by the Lender).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Regulator” means (a) with respect to Bermuda, the Bermuda Monetary Authority and (b) with respect to any other jurisdiction, the similar Governmental Authority in the applicable jurisdiction.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Renaissance Re” means Renaissance Reinsurance Ltd., a Bermuda company and wholly-owned Subsidiary of the Borrower.

“Renaissance Re Net Worth” means the consolidated shareholders’ equity of Renaissance Re and its Subsidiaries calculated in accordance with GAAP.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Borrower Net Worth” has the meaning specified in Section 6.2(a).

“Required Renaissance Re Net Worth” has the meaning specified in Section 6.2(b).

“Requirements of Law” for any Person means the Organization Documents of such Person and any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.

“Revolving Credit Agreement” means the Credit Agreement, dated as of May 17, 2012, among the Borrower, various financial institutions parties thereto, and Wells Fargo Bank, National Association, as administrative agent.

“RIHL” means Renaissance Investment Holdings Ltd.

“RIHL II” means Renaissance Investment Holdings II Ltd.

“ROIHL” means Renaissance Other Investments Holdings Ltd.

“ROIHL Entities” means ROIHL, ROIHL II and ROIHL III.

“ROIHL II” means Renaissance Other Investments Holdings II Ltd.

“ROIHL III” means Renaissance Other Investments Holdings III Ltd.

“SAP” means, as to each Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Regulator in such Insurance Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page LIBOR01 or LIBOR02 of the Reuters Screen (or any replacement Reuters page which displays that rate), provided, if such page or service ceases to be available, the Lender shall specify another page or service displaying the relevant rate.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Segregated Account” means a segregated custodial account of the Borrower established in connection with the issuance of OL Notes.

“Specified Time” means 11:00 am (London time).

“SPV Restrictions” means restrictions on a Person’s ability to pay dividends, redeem stock, make distributions, sell, transfer, dispose of or grant liens on its assets, incur debt, and other limitations on such Person’s ability to conduct business which are imposed by third parties who have invested in or otherwise provided capital to such Person to ensure that such Person’s assets are used solely to collateralize and make payments under reinsurance or retrocession agreements (or other insurance or reinsurance arrangements containing similar return of capital provisions) issued by such Person and, upon termination of such agreements or arrangements, to return funds to such investors.

“Statutory Financial Statements” has the meaning specified in Section 4.2.

“Subsidiary” means a Person of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares or other equity interests as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower; provided, however, that none of DaVinciRe Holdings Ltd., DaVinci Reinsurance Ltd., Francis Peak Partners, L.P., Upsilon Reinsurance Fund Opportunities Ltd. or Upsilon RFO Re Ltd. shall be deemed to be a Subsidiary of the Borrower nor shall any member of the ILS Fund Group be deemed to be a Subsidiary of the Borrower provided that the Borrower directly owns 100% of the beneficial, economic and voting rights of RenaissanceRe Fund Holdings Ltd.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, a long form confirmation or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder and (c) all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates; provided that for purposes of clause (e) of the definition of the term “Debt”, the term “Swap Contract” shall not include any Retrocession Agreement or Catastrophe Bond or Industry Loss Warranty.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trigger Default” means (a) an Event of Default under Section 6.1 (Debt to Capital Ratio), Section 6.2 (Borrower Net Worth/Renaissance Re Net Worth), Section 7.1(a) (Non-Payment of Loan) or Section 7.1(b) (Non-Payment of Interest, Fees, etc.) or (b) a Default or Event of Default under Section 7.1(e) (Bankruptcy, Insolvency, etc.).

“United States” and “U.S.” mean the United States of America.

SECTION 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) When used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer or general partner of such Person) or which should have been known by such Person after reasonable inquiry.

SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Loan Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require; provided, however, that for purposes of calculating the financial covenants, the financial statements required under Section 5.1(a) shall be adjusted so that DaVinciRe Holdings Ltd., DaVinci Reinsurance Ltd. and the ILS Fund Group shall be accounted for under the equity method rather than consolidated as Subsidiaries. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

ARTICLE II.

AMOUNT AND TERMS OF THE LOAN

SECTION 2.1 Term Loan. (a) Upon and subject to the terms and conditions set forth herein, including Section 2.1(b), the Lender agrees to make a term loan in Dollars to the Borrower in the amount of $300,000,000 on or before February 27, 2015; provided that the Effective Date shall have occurred prior to the making of the Loan.

(b) On the date the Loan is made, the Borrower shall be deemed to have certified that the representations and warranties set forth in Article IV are true and correct and no Default or Event of Default has occurred and is continuing

SECTION 2.2 Payments.

(a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 9:00 a.m. three Business Days prior to any date of prepayment and (ii) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof, or if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of the Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.

(b) The Borrower shall make prepayments of the Loan until paid in full upon the occurrence of any of the following at the following times and in the following amounts:

(i) Within three Business Days after the receipt by the Borrower, any Non-Insurance Subsidiary, RenRe North America Holdings Inc. or, after the closing of the Acquisition, Platinum Underwriters Finance, Inc. (each of the foregoing, a “Covered Entity”) of any Net Cash Proceeds from any issuance of Equity Interests of such Covered Entity occurring after the Effective Date (excluding (A) any issuance of Equity Interests as consideration for the Acquisition, (B) any issuance of Equity Interests pursuant to any employee or director option program, benefit plan, compensation program, agreement or other equity compensation or retention arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards, and (C) any issuance by a Covered Entity to another Covered Entity or to a Subsidiary of a Covered Entity in an amount equal to 100% of such Net Cash Proceeds.

(ii) Within three Business Days after the receipt by any Covered Entity of any Net Cash Proceeds from any Incurrence of Indebtedness by such Covered Entity occurring after the Effective Date, in an amount equal to 100% of such Net Cash Proceeds.

Any prepayment of the Loan pursuant to this Section 2.2(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.

(c) The Borrower shall repay to the Lender on the Maturity Date the aggregate outstanding principal amount of the Loan.

(d) The Borrower shall, immediately upon any acceleration of the maturity date of the Obligations pursuant to Section 7.2, repay the aggregate principal amount of the Loan outstanding on such date.

SECTION 2.3 Interest.

(a) The Loan shall bear interest at the Eurodollar Rate plus the Applicable Margin.

(b) Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and, to the extent permitted by applicable Law, after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Notwithstanding clause (a) of this Section 2.3, after acceleration and, at the election of the Lender while any Trigger Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on all Obligations at the applicable Default Rate.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any Law applicable to the Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable Law.

SECTION 2.4 Fees. Any fees payable by the Borrower hereunder or under any other Loan Document shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.5 Computation of Fees and Interest. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid or pre-paid. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.6 Evidence of Debt.

(a) The Loan shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loan in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

SECTION 2.7 Payments Generally.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lending Office in Dollars in immediately available funds not later than 11:00 a.m. on the date specified herein. All payments received by the Lender after 11:00 a.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Lender to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Lender, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrower shall withhold or make such deductions as are determined by the Borrower to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such Indemnified Taxes or Other Taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Lender; provided, however, that in no event shall the Lender have any liability to the Borrower for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, the Lender shall, and does hereby, indemnify the Borrower, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower) incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by the Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by the Lender to the Borrower pursuant to subsection (e) below.

(d) Evidence of Payments. Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or by the Lender to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.

(e) Status of Lender; Tax Documentation.

(i) If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) The Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

(iii) The Borrower shall promptly deliver to the Lender, as the Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by the Lender under such Laws in connection with any payment by the Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 3.2 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank eurodollar market, then, on notice thereof by the Lender to the Borrower, interest shall bear interest at the Base Rate plus the Applicable Margin. Upon receipt of such notice and upon demand from the Lender, the Borrower shall, at its option, either prepay the Loan or convert the Loan to a loan that bears interest at the Base Rate, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain the Loan by reference to the Eurodollar Rate to such day, or immediately, if the Lender may not lawfully continue to maintain the Loan by reference to the Eurodollar Rate. Upon any such prepayment or conversion, as applicable, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.3 Inability to Determine Rates. If the Lender determines that for any reason (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and interest period, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for the applicable interest period, or (c) the Eurodollar Rate for the applicable interest period does not adequately and fairly reflect the cost to the Lender of funding the Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to maintain the Loan bearing interest by reference to the Eurodollar Rate shall be suspended and the Loan shall bear interest at the Base Rate plus the Applicable Margin.

SECTION 3.4 Increased Costs; Reserves.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.4(e));

(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii) impose on the Lender or the London interbank eurodollar market any other condition, cost or expense affecting this Agreement or the Loan made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan the interest on which is determined by reference to the Eurodollar Rate, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by the Lender hereunder to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth in reasonable detail the basis for such claim and a calculation of the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof; provided, that the Lender shall only be so reimbursed or compensated to the extent that the Lender is then generally seeking reimbursement or compensation in respect of credit transactions similar to the transactions contemplated hereby from borrowers similarly situated to the Borrower to the extent such Change in Law is applicable thereto.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of the Loan equal to the actual costs of such reserves allocated to the Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Loan, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to the Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on the Loan, provided the Borrower shall have received at least 10 days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

SECTION 3.5 Compensation for Losses. Upon written demand of the Lender from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly (but in any event within 10 days) after such demand compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (a) any payment or prepayment of the Loan on a day other than the last day of the Interest Period for the Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (b) any failure by the Borrower to prepay the Loan on the date or in the amount notified by the Borrower, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Borrower shall not be obligated to compensate the Lender under this Section for any loss of anticipated profits in respect of any of the foregoing. For purposes of calculating amounts payable by the Borrower to the Lender under this Section, the Lender shall be deemed to have funded the Loan made by it at the Eurodollar Rate for the Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loan was in fact so funded.

SECTION 3.6 Designation of a Different Lending Office. If the Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.1, or if the Lender gives a notice pursuant to Section 3.1(e), then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.1(e) as applicable, and (ii) in each case, would not subject the Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

SECTION 3.7 Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lender that:

SECTION 4.1 Due Organization, Authorization, etc. Each of the Borrower and each Material Subsidiary (a) is duly organized, validly existing and (to the extent applicable) in good standing under the Laws of its jurisdiction of formation, (b) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, (c) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action (including shareholder approval, if required). Each of the Borrower and its Material Subsidiaries has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien or right of termination or acceleration under, any Requirements of Law or Contractual Obligation binding upon the Borrower or such Material Subsidiaries. This Agreement and each of the Loan Documents is (or when executed and delivered will be) the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights against the Borrower generally or by general equitable principles; provided that the Borrower assumes for purposes of this Section 4.1 that this Agreement and the other Loan Documents have been validly executed and delivered by each of the parties hereto and thereto other than the Borrower.

SECTION 4.2 Statutory Financial Statements. The Annual Statement of each Material Insurance Subsidiary (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the appropriate Governmental Authority of its jurisdiction of domicile (the “Department”) delivered to the Lender prior to the execution and delivery of this Agreement, as of and for the 2013 Fiscal Year (the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein). Each such Statutory Financial Statement was in compliance in all material respects with all applicable Requirements of Law when filed. The Statutory Financial Statements fairly present the financial position, results of operations and changes in equity of each Material Insurance Subsidiary as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis, except as set forth in the notes thereto or on Schedule 4.2. Except for liabilities and obligations, including reserves, policy and contract claims and statutory liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Statutory Financial Statements, the Material Insurance Subsidiaries did not have, as of the respective dates of each of such financial statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements. All books of account of each Material Insurance Subsidiary fully and fairly disclose all of the transactions, properties, assets, investments, liabilities and obligations of such Material Insurance Subsidiary and all of such books of account are in the possession of each Material Insurance Subsidiary and are true, correct and complete in all material respects.

SECTION 4.3 GAAP Financial Statements.

(a) The audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2014 which have been delivered to the Lender present fairly, in all material respects, in conformity with GAAP (except as disclosed therein), the consolidated financial position and consolidated results of operations of the Borrower and its Subsidiaries at such date for the period then ended and the investments and reserves for the period then ended.

(b) With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of shareholders’ equity and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to the Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures), and shall present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments.

(c) Except as set forth on Schedule 4.3, there has been no change in the business, assets, operations or financial condition of the Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2014.

SECTION 4.4 Litigation and Contingent Liabilities. (a) Except as set forth (including estimates of the dollar amounts involved) on Schedule 4.4 hereto and (b) except for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, or which relate to Primary Policies, Reinsurance Agreements or Industry Loss Warranties issued by the Borrower or its Subsidiaries or to which it is a party entered into by the Borrower or its Subsidiaries in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any such Subsidiary (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby, and there is no basis known to the Borrower for any of the foregoing. Other than any liability incident to such claims, litigation or proceedings and as set forth on Schedule 4.4, the Borrower has no material contingent liabilities not provided for or referred to in the financial statements delivered pursuant to Section 4.3.

SECTION 4.5 ERISA.

(a) The Borrower and each Subsidiary is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is being administered in compliance in all material respects with all applicable Requirements of Law, including without limitation the applicable provisions of ERISA and the Code, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) No ERISA Event (A) has occurred and is continuing or (B) to the knowledge of the Borrower, is reasonably expected to occur. Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States Law maintained or contributed to by the Borrower or any Subsidiary or with respect to which any Subsidiary may have liability under applicable local Law (a “Foreign Plan”), (i) the Borrower and each Subsidiary is in compliance in all material respects with any Requirements of Law applicable to such Foreign Government Scheme or Arrangement or Foreign Plan and (ii) each such Foreign Government Scheme or Arrangement or Foreign Plan is being administered by the applicable Person in compliance in all material respects with all applicable Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No event that could reasonably be considered the substantive equivalent of an ERISA Event with respect to any Foreign Government Scheme or Arrangement or Foreign Plan (i) has occurred and is continuing, or (ii) to the knowledge of the Borrower, is reasonably expected to occur.

SECTION 4.6 Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. The Borrower is not carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda.

SECTION 4.7 Regulations U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Borrower, any of its Subsidiaries, any Affiliate of any of them or any Person acting on their behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Loan or the use of proceeds of the Loan to violate Regulations U or X of the FRB.

SECTION 4.8 Proceeds. The proceeds of the Loan will be used for general corporate purposes, including the Acquisition. None of such proceeds will be used in violation of applicable Law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

SECTION 4.9 Insurance. The Borrower and its Material Subsidiaries are in substantial compliance with all material conditions contained in their Insurance Policies.

SECTION 4.10 Ownership of Properties. Except as otherwise disclosed in the financial statements referred to in Section 4.3 and those provided pursuant to Section 5.1(a) and (b), the Borrower and its Material Subsidiaries have good title to or a valid leasehold interest in all of their respective material properties and assets, real and personal, of any nature whatsoever.

SECTION 4.11 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or any of its Subsidiaries to the Lender for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided. Any projections and pro forma financial information contained in such factual written information are based upon good faith estimates and assumptions believed by the Borrower and its Subsidiaries to be reasonable at the time made, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results.

SECTION 4.12 Subsidiaries. As of the Effective Date, (a) the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 4.12 and such schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, Material Insurance Subsidiaries and Material Subsidiaries, (b) all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified on Schedule 4.12 free and clear of all liens (except in the case of equity interests in RIHL or RIHL II issued to any of the Borrower’s Subsidiaries and Affiliates) and (c) the Borrower and its Subsidiaries have no equity investments in any other corporation or entity which represent 10% or more of the total equity interests of such corporation or entity other than those specifically disclosed on Schedule 4.12.

SECTION 4.13 Insurance Licenses. Each Material Insurance Subsidiary has all necessary licenses (including licenses or certificates of authority from applicable Departments), permits or authorizations to transact insurance and reinsurance business, directly or indirectly (collectively, the “Licenses”) in each jurisdiction, where such business requires any such Material Insurance Subsidiary to obtain a License. To the best of the Borrower’s knowledge, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by the applicable Department where such suspension or revocation would have a Material Adverse Effect.

SECTION 4.14 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent or that are disclosed on Schedule 4.14 and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. Except as set forth in Schedule 4.14, on the Effective Date there is no ongoing audit or, to the Borrower’s knowledge, other governmental investigation of the tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower’s or any such Subsidiary’s tax liability, for any period for which returns have been filed or were due. As used in this Section 4.14, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any Governmental Authority.

SECTION 4.15 Securities Laws. Neither the Borrower nor any Affiliate, nor anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Loan or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would subject the issuance or sale of the Loan or any other liability to registration under the Securities Act of 1933.

SECTION 4.16 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any Requirements of Law of any Governmental Authority, if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower’s knowledge, no such violation has been alleged and each of the Borrower and its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any Law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

SECTION 4.17 Bermuda Law.

(a) The Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents, and the execution, delivery and performance by the Borrower of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of Bermuda in respect of its obligations under the Loan Documents.

(b) The Loan Documents are in proper legal form under the Laws of Bermuda for the enforcement thereof against the Borrower under the Laws of Bermuda, and to ensure the legality,

validity, enforceability, priority or admissibility in evidence of the Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in Bermuda or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Loan Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents, except as has been disclosed to the Lender.

(d) The execution, delivery and performance of the Loan Documents executed by the Borrower are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Loan and all other Obligations are paid in full, the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

SECTION 5.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Lender:

(a) GAAP Financial Statements:

(i) Within 50 days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as of the close of such quarter and the related consolidated statements of income, cash flows and changes in shareholders’ equity for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and, with respect to Material Subsidiaries (other than RIHL and RIHL II), the related unaudited consolidating balance sheets and statements of income for such period and accompanied by the certification of the chief executive officer, chief financial officer, treasurer or controller of the Borrower that all such financial statements present fairly, in all material respects, in conformity with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), the consolidated financial position and consolidated results of operations of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within 95 days after the close of each Fiscal Year, a copy of the annual financial statements of the Borrower and its Subsidiaries, consisting of audited consolidated balance sheet, statements of income, cash flows and changes in shareholders’ equity, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by the Borrower, or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Lender that all such audited financial statements present fairly, in all material respects, in conformity with GAAP, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year and for the period then ended and, with respect to Material Subsidiaries (other than RIHL and RIHL II), unaudited consolidating balance sheets and statements of income, setting forth in comparative form the consolidated figures for the previous Fiscal Year, which consolidating financial statements shall be prepared in accordance with GAAP.

(iii) On each date that financial statements are delivered pursuant to Section 5.1(a)(i) or (ii), a schedule in form and substance satisfactory to the Lender setting forth claims schedule detail with respect to claims of $20,000,000 or more under any single policy and claims aggregating $100,000,000 or more with respect to any single event.

(b) SAP Financial Statements. Within 5 days after the date filed with the Regulator for each of its Fiscal Years, but in any event within 125 days after the end of each Fiscal Year of each Material Insurance Subsidiary a copy of the Annual Statement of such Material Insurance Subsidiary for such Fiscal Year, if any, required by such Department to be filed, each of which statements delivered to be prepared in accordance with SAP and accompanied by the certification of the chief financial officer or chief executive officer of such Material Insurance Subsidiary that such financial statement presents fairly, in all material respects, in conformity with SAP, the financial position of such Material Insurance Subsidiary for the period then ended.

(c) OL Note Reporting. Within two (2) Business Days of (i) establishing and funding a Segregated Account, notice of the same, including the amount of the initial deposit thereto, (ii) filing any report or providing information to S&P or Moody’s regarding valuation of or withdrawals from the Segregated Account or other matters relating to the OL Notes, a copy of such report or other information and (iii) withdrawing any funds from a Segregated Account, a calculation of the Debt to Capital Ratio as of the most recently ended Fiscal Quarter calculated as if the withdrawal had occurred on the last day of such Fiscal Quarter.

(d) Notice of Default, etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic, telefax or electronic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

(e) Other Information. The following certificates and other information related to the Borrower:

(i) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to the Material Insurance Subsidiaries relating to the insurance business of the Material Insurance Subsidiaries (when, and if, prepared); provided, the Borrower shall only be required to deliver any interim report hereunder at such time as Borrower has knowledge that a final report will not be issued and delivered to the Lender within 90 days of any such interim report.

(ii) Copies of all filings (other than ordinary course requalifications, nonmaterial tax and insurance rate, approvals for dividends or capital distributions and other ministerial regulatory filings) with Governmental Authorities by the Borrower or any Material Insurance Subsidiary not later than five (5) Business Days after such filings are made, including filings which seek approval of Governmental Authorities with respect to transactions between the Borrower or such Material Insurance Subsidiary and its Affiliates.

(iii) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of any Material Insurance Subsidiary by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Borrower or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any Material Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower or any Material Insurance Subsidiary to conduct its business.

(iv) Within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any Material Insurance Subsidiary.

(v) Promptly, notice of any actual or, to the best of the Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of any Material Insurance Subsidiary.

(vi) Promptly, notice of any material change in the accounting or financial reporting practices of the Borrower or any Material Insurance Subsidiary.

(vii) Promptly, such additional financial and other information as the Lender may from time to time reasonably request.

(f) Compliance Certificates. Concurrently with the delivery to the Lender of the GAAP financial statements under Sections 5.1(a)(i) or 5.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrower, and at any other time no later than thirty (30) Business Days following a written request of the Lender, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, containing, among other things, a computation of, and showing compliance with, each of the applicable financial ratios and restrictions contained in Sections 6.1 and 6.2 and to the effect that, to the best of such officer’s knowledge, as of such date no Default or Event of Default has occurred and is continuing (which delivery may, unless the Lender requests executed originals, be by electronic communication including fax or electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes).

(g) Reports to SEC and to Shareholders. Promptly upon the filing or making thereof copies of (i) each filing and report made by the Borrower or any of its Material Subsidiaries with or to any securities exchange or the SEC and (ii) each communication from the Borrower to shareholders generally.

(h) Notice of Litigation and ERISA. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan) which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) an ERISA Event, and an event with respect to any Plan which could result in the incurrence by the Borrower or any Material Subsidiary of any material liability (other than a liability for contributions or premiums), fine or penalty, or (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document.

(i) Other Information. From time to time such other information concerning the Borrower or any Subsidiary as the Lender may reasonably request.

Documents required to be delivered pursuant to this Section 5.1 (other than clauses (d) and (f)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.2; or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access; provided that: (A) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (B) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.2 Corporate Existence; Foreign Qualification. Except as otherwise permitted under Section 6.3, do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Borrower and each Material Subsidiary of the Borrower (except that inactive Subsidiaries of the Borrower may be merged out of existence or dissolved), and (b) be, and ensure that each Material Subsidiary of the Borrower is, duly qualified to do business and (to the extent applicable) be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect.

SECTION 5.3 Books, Records and Inspections. (a) Maintain, and cause each of its Subsidiaries to maintain, materially complete and accurate books and records in accordance with GAAP and in addition, with respect to each Insurance Subsidiary, SAP, (b) permit, and cause each of its Subsidiaries to permit, access at reasonable times and, except during the continuance of an Event of Default, upon reasonable notice, by the Lender to its books and records, (c) permit, and cause each of its Subsidiaries to permit, the Lender or its designated representative to inspect at reasonable times and, except during the continuance of an Event of Default, upon reasonable notice, its properties and operations, and (d) permit, and cause each of its Subsidiaries to permit, the Lender to discuss its business, operations and financial condition with its officers and its independent accountants.

SECTION 5.4 Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, Insurance Policies to such extent and against such hazards and liabilities as is required by Law or customarily maintained by prudent companies similarly situated.

SECTION 5.5 Taxes and Liabilities. Pay, and cause each of its Subsidiaries to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP except where failure to pay would not have a Material Adverse Effect.

SECTION 5.6 Employee Benefit Plans. Maintain, and cause each of its Subsidiaries to maintain, each Plan and Foreign Plan in compliance in all material respects with all applicable Requirements of Law except where failure to so comply would not have a Material Adverse Effect.

SECTION 5.7 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, (a) with all Requirements of Law related to its businesses (including the establishment of all insurance reserves required to be established under SAP and applicable Laws restricting the investments of the Borrower and its Subsidiaries), and (b) with all Contractual Obligations binding upon such entity, except in each of clauses (a) and (b) where failure to so comply would not in the aggregate have a Material Adverse Effect.

SECTION 5.8 Maintenance of Permits. Maintain, and cause each of its Subsidiaries to maintain, all permits, licenses and consents as may be required for the conduct of its business by any Governmental Authority except (x) for such permits, licenses and consents related to assets which are sold in accordance with Section 6.3 or (y) where failure to maintain the same would not have a Material Adverse Effect.

SECTION 5.9 Conduct of Business. Engage, and cause each Material Subsidiary (other than RIHL and RIHL II) to engage, primarily in the business of insurance and reinsurance activities and in reasonable extensions thereof (including the management of Insurance-Linked Securities Funds through a Non-Insurance Subsidiary or through the ILS Fund Group) and other businesses that are complimentary or reasonably related to the activities described in the Borrower’s 10-K filing for the Fiscal Year ending December 31, 2014.

ARTICLE VI.

FINANCIAL AND NEGATIVE COVENANTS

Until the Loan and all other Obligations are paid in full, the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

SECTION 6.1 Debt to Capital Ratio. Not permit the Debt to Capital Ratio to exceed 0.35:1.

SECTION 6.2 Net Worth.

(a) Borrower Net Worth. Not permit Borrower Net Worth to be less than an amount equal to the Required Borrower Net Worth. The initial Required Borrower Net Worth shall be $2,319,429,000. On the date that financial statements of the Borrower are delivered pursuant to Section 5.1(a)(ii), the Required Borrower Net Worth will be recalculated to be the greater of (x) the Required Borrower Net Worth in effect immediately prior to the end of the most recent Fiscal Year covered by such financial statements and (y) 60% of the Borrower Net Worth as of the end of such Fiscal Year, with such recalculated Required Borrower Net Worth taking effect immediately after the end of such Fiscal Year.

(b) Renaissance Re Net Worth. Not permit Renaissance Re Net Worth to be less than an amount equal to the Required Renaissance Re Net Worth. The initial Required Renaissance Re Net Worth shall be $1,080,000,000. On the date that financial statements of Renaissance Re are delivered pursuant to Section 5.1(a)(ii), the Required Renaissance Re Net Worth will be recalculated to be the greater of (x) the Required Renaissance Re Net Worth in effect immediately prior to the end of the most recent Fiscal Year covered by such financial statements and (y) 60% of the Renaissance Re Net Worth as of the end of such Fiscal Year, with such recalculated Required Renaissance Re Net Worth taking effect immediately after the end of such Fiscal Year.

SECTION 6.3 Mergers, Consolidations and Sales. Not, and not permit any of its Subsidiaries to, (a) merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause (ii) of this Section 6.3 or the acquisition of shares of a Subsidiary held by minority shareholders), or (b) sell, transfer, convey or lease all or any substantial part of its assets other than any sale, transfer, conveyance or lease in the ordinary course of business or any sale or assignment of receivables except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of (x) any wholly owned Subsidiary into, with or to any other wholly owned Subsidiary or (y) any wholly owned Subsidiary into, with or to the Borrower (so long as the Borrower is the surviving or continuing entity), (ii) purchases or acquisitions which comply with Section 5.9 provided (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the purchase price for any single purchase or acquisition does not exceed 50% of Borrower Net Worth as of the date of such purchase or acquisition minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) as of the date of such purchase or acquisition (calculated on a pro forma basis giving effect to such acquisition or purchase) and (z) the aggregate purchase price of all purchases and acquisitions after December 31, 2014 does not exceed 100% of Borrower Net Worth as of the date of such purchase or acquisition minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) and (iii) sales of assets and capital stock and other ownership or profit interests (including partnership, member or trust interest therein) of Subsidiaries that are not Material Subsidiaries, provided no Default or Event of Default has occurred and is continuing.

SECTION 6.4 Regulations U and X. Not, and not permit any of its Subsidiaries to, hold Margin Stock having a value in excess of 20% of the value of the assets of the Borrower and its Subsidiaries taken as a whole after taking into account the application of the proceeds of the Loan.

SECTION 6.5 Other Agreements. Not, and not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 6.6 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that there shall be excluded from the foregoing restrictions (a) transactions between the Borrower and the Joint Venture, between the Borrower and any wholly-owned Subsidiary of the Borrower, between any wholly-owned Subsidiaries of the Borrower or between any wholly-owned Subsidiary of the Borrower and the Joint Venture, (b) transactions expressly contemplated by written contracts between (i) the Borrower or any wholly owned Subsidiary of the Borrower, on the one hand, and any non-wholly owned Subsidiary or Affiliate of the Borrower (other than a member of the ILS Fund Group) on the other hand or (ii) any non-wholly owned Subsidiary of the Borrower and any Affiliate of the Borrower (other than a member of the ILS Fund Group); provided the aggregate net amount paid by the Borrower and its Subsidiaries thereunder does not exceed $30,000,000 in any Fiscal Year, and (c) transactions between the Borrower or any of its Subsidiaries and a member of the ILS Fund Group provided such transaction is (i) related to the business of the Borrower as set forth in Section 5.9, (ii) in compliance with the Borrower’s then-existing underwriting and investment guidelines (collectively, the “Guidelines”) and (iii) conducted on an arms’ length basis. For the avoidance of doubt, each transaction between the Borrower or one of its Subsidiaries and a member of the ILS Fund Group must meet the Guidelines as well as any related transaction entered into by the Borrower or such Subsidiary with a third party for the benefit or on behalf of such ILS Fund Group member. By way of example, an Insurance Subsidiary may not act as a fronting reinsurer on behalf of a member of the ILS Fund Group with respect to a reinsurance risk unless such Insurance Subsidiary would have been in compliance with the Guidelines had such Insurance Subsidiary taken the reinsurance risk directly.

SECTION 6.7 .Limitation on Liens on Stock of Designated Subsidiaries. So long as the Obligations remain outstanding, the Borrower will not, nor will it permit any of its Subsidiaries to, create, assume, incur, guarantee or otherwise permit to exist any Debt secured by any Lien upon any Equity Interests of any Designated Subsidiary (whether such Equity Interests are now owned or hereafter acquired) without effectively providing concurrently that the Obligations (and, if the Borrower so elects, any other Debt of the Borrower that is not subordinate to the Loan, and with respect to which the governing instruments require, or pursuant to which the Borrower is otherwise obligated, to provide such security) shall be secured equally and ratably with such Debt for at least the time period such other Debt is so secured.

SECTION 6.8 Restrictions on Negative Pledge Agreements. Not, and not permit any of its Subsidiaries to enter into or assume any agreement which places any restrictions upon the right of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired other than as permitted under Section 6.7 (with respect to the property subject to such Lien) and other than SPV Restrictions, except for (a) such restrictions existing under or by reason of (i) applicable Law, (ii) this Agreement or any other Loan Document or (iii) any agreement required by applicable insurance regulations; (b) such restrictions and conditions on the transfer of any asset pending the close of the sale of such asset or pending the close of the purchase of any assets or Equity Interests of a Person (provided such sale or purchase, as applicable, is permitted hereunder), (c) such restrictions and conditions on the transfer of or granting of a Lien on any asset subject to a Lien permitted by Section 6.7, (d) such restrictions contained in any agreement entered into by an Insurance Subsidiary with any insurance regulatory authority; (e) such restrictions in the Organization Documents of Persons in whom the Borrower or a Non-Insurance Subsidiary has invested in the ordinary course of business or any related subscription agreements with respect to such investment, (f) such restrictions on cash or other deposits or net worth requirements imposed by counterparties under Insurance Policies, Reinsurance Agreements, Retrocession Agreements and Industry Loss Warranties entered into in the ordinary course of business provided that in the case of this clause (f) (1) the encumbrances and restrictions contained in such agreement or net worth requirements taken as a whole are not materially more favorable to the beneficiary thereof than the encumbrances and restrictions contained in this Agreement, or (2) if such encumbrance or restriction is not materially more disadvantageous to the Borrower or such Subsidiary than is customary in comparable transactions and such encumbrance or restriction will not materially affect the ability of the Borrower to pay the Obligations, (g) restrictions contained in a Net Worth Maintenance Agreement that limit the ability of the Borrower or its Subsidiaries to sell any capital stock or equity interests in the Insurance Subsidiary for which such Net Worth Maintenance Agreement is issued, (h) such restrictions imposed by any senior unsecured issuance of Debt with an original principal amount in excess of $50,000,000 provided such restrictions are no more restrictive than those contained in the Indenture dated July 1, 2001 between the Borrower and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as trustee and the Supplemental Indenture dated as of January 31, 2003 relating to the 5.875% Senior Notes due 2013 and (i) such restrictions imposed by the Revolving Credit Agreement.

SECTION 6.9 No Amendment of Certain Documents. Not enter into or permit to exist any amendment, modification or waiver of the Organization Documents of the Borrower as in effect on the Effective Date which would in any manner be materially adverse to the interests of the Lender.

SECTION 6.10 Dividends, Etc. Not, and not permit its Subsidiaries to, (a) declare or pay any dividends on any of its capital stock (other than pro rata payments of dividends by a Subsidiary to the Borrower and such Subsidiary’s other shareholders), (b) purchase or redeem any of its capital stock or any warrants, options or other rights in respect of such stock (other than the pro rata purchase or redemption by a Subsidiary of its capital stock, warrants, options or other rights in respect of such stock and redemptions by RIHL, RIHL II or the ROIHL Entities of their respective redeemable preference shares), (c) purchase or redeem or prepay, prior to its scheduled payment date, any Debt (other than the Loan), or (d) set aside funds for any of the foregoing (collectively “Restricted Payments”); except that (i) the Borrower may declare or pay any Restricted Payment described in clauses (a), (b) or (c) above provided no acceleration or Trigger Default has occurred and is continuing on the date of such declaration or payment, and (ii) any Insurance Subsidiary may pay any Restricted Payment described in clause (a) and clause (b) above on a non pro rata basis provided no Default or Event of Default has occurred and is continuing on the date of such payment.

SECTION 6.11 Investments in DaVinci Entities. Not, and not permit its Subsidiaries to, (i) incur contingent liabilities or otherwise provide credit support (including granting a Lien on any of its assets) for the Debt of DaVinciRe Holdings Ltd. or DaVinci Reinsurance Ltd. at any time or (ii) make any loans to purchase or redeem any capital stock of or otherwise make any investment in DaVinciRe Holdings Ltd. or DaVinci Reinsurance Ltd. during the existence or continuation of any Default or Event of Default.

SECTION 6.12 Investments in the ROIHL Entities. Not, and not permit its Subsidiaries to make any loans to or purchase or redeem any capital stock of or otherwise make any investment in any ROIHL Entity during the existence or continuation of any Default or Event of Default; provided, however, that the Borrower and the Subsidiaries of the Borrower which own preferred shares of any ROIHL Entity may require redemption of such preferred shares to the extent such ROIHL Entity has funds available to make such redemption.

SECTION 6.13 Investments in ILS Fund Group. Not, and not permit its Subsidiaries to, (i) incur contingent liabilities or otherwise provide credit support (including granting a Lien on any of its assets) for the Debt of or enter into any net worth maintenance agreements with respect to any member of the ILS Fund Group at any time or (ii) make any loans to purchase or redeem any capital stock of or otherwise make any investment in any member of the ILS Fund Group during the existence or continuation of any Default or Event of Default.

ARTICLE VII.

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Loan. Default in the payment when due of any principal on the Loan.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of interest on the Loan, fees or of any other amount payable hereunder or under the Loan Documents.

(c) Non-Payment of Other Debt. (i) Default in the payment when due and continuance of such default after any applicable grace period (whether or not such Debt is accelerated) of any other Debt (or any letter of credit facility) of, or guaranteed by, the Borrower or any of its Material Subsidiaries if the aggregate amount of Debt (or, in the case of any letter of credit facility, the issued letters of credit) of the Borrower and/or any of its Material Subsidiaries which is due and payable or which is or may be accelerated, by reason of such default or defaults is $75,000,000 or more, or (ii) default in the performance or observance of any obligation or condition and continuance of such default after any applicable grace period with respect to any such other Debt (or any letter of credit facility) of, or guaranteed by, the Borrower and/or any of its Material Subsidiaries if the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such Debt (or, in the case of any letter of credit facility, the issued letters of credit) of $75,000,000 or more in the aggregate prior to its expressed maturity.

(d) Other Material Obligations. Except for obligations covered under other provisions of this Article VII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Borrower or any of its Material Subsidiaries with respect to any material purchase or lease obligation of $75,000,000 or more (unless the existence of any such default is being contested by the Borrower or such Material Subsidiary in good faith and by appropriate proceedings and the Borrower or such Material Subsidiary has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

(e) Bankruptcy, Insolvency, etc. (i) The Borrower or any Material Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against any such Person any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against any such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

(f) Non-compliance With Certain Covenants. Failure by the Borrower to comply with its covenants set forth in Sections 6.1, 6.2, 6.8, 6.9, 6.10, 6.11, 6.12 or 6.13.

(g) Non-compliance With Other Provisions. Failure by the Borrower to comply with or to perform any provision of this Agreement or the other Loan Documents (and not constituting an Event of Default under any of the other provisions of this Article VII) and continuance of such failure for 30 days from the earlier of (i) the date an Executive Officer has knowledge of such failure and (ii) the date the Lender has given notice of such failure to the Borrower.

(h) Warranties and Representations. Any warranty or representation made by or on behalf of the Borrower or any Subsidiary herein is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of Borrower or any Subsidiary to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(i) ERISA. Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan of the Borrower and, as a result thereof, together with all other ERISA Events then existing, the Borrower and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $75,000,000.

(j) Loan Documents. Any action shall be taken by or on behalf of the Borrower or any Affiliate thereof to discontinue any of the Loan Documents or to contest the validity, binding nature or enforceability of any thereof.

(k) Change in Control. A Change in Control occurs.

(l) Judgments. A final judgment or judgments which exceed an aggregate of $75,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Borrower or any Material Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 45 days after entry or filing of such judgment(s).

(m) Change in Law. Any change is made in the Insurance Code which affects the dividend practices of any Insurance Subsidiary and which is reasonably likely to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Agreement and such circumstances shall continue for 120 days.

SECTION 7.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise all rights and remedies available to it under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender.

SECTION 7.3 Application of Funds. After the exercise of remedies provided for in Section 7.2 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 7.2), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII.

CONDITIONS

SECTION 8.1 Conditions to Occurrence of the Effective Date. The occurrence of the Effective Date shall be subject to the satisfaction of the following conditions precedent:

(a) Receipt by the Lender of all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Lender), each in form and substance satisfactory to the Lender (with such copies as the Lender shall request):

(i) This Agreement and Certain Related Documents. This Agreement and such other Loan Documents as are required to be delivered by the terms of this Agreement.

(ii) Resolutions. Certified copies of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement or the other Loan Documents.

(iii) Incumbency and Signatures. A certificate of an Executive Officer certifying the names of the individual or individuals authorized to sign this Agreement and the other Loan Documents, together with a sample of the true signature of each such individual. (The Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

(iv) Opinion of Counsel. The opinion of (i) Willkie Farr & Gallagher LLP, New York counsel to the Borrower, (ii) Stephen Weinstein, general counsel to the Borrower, and (iii) Conyers Dill & Pearman Limited, special Bermuda legal counsel to the Borrower, in each case addressed to the Lender in form and substance satisfactory to the Lender and its counsel.

(v) Officer’s Certificate. A certificate of an Executive Officer and the secretary or assistant secretary of the Borrower certifying as to (1) a true and correct copy of the Organization Documents of the Borrower as in effect on the date on which the resolutions referred to in Section 8.1(a)(ii) were adopted and on the Effective Date, (2) the due incorporation and good standing or valid existence of the Borrower as a company or corporation organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of the Borrower, (3) the truth of the representations and warranties of the Borrower contained in the Loan Documents as though made on and as of the Effective Date, (4) compliance by the Borrower as of the Effective Date with the financial covenants set forth in Section 6.1 and Section 6.2, (5) the absence of any event occurring and continuing, or resulting from the Effective Date or the making of the Loan, that constitutes a Default or Event of Default, provided that the secretary or assistant secretary need certify only as to the matters in items (1) and (2) above.

(vi) Insurance Proceedings. A certificate of an Executive Officer that there are no material insurance regulatory proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Material Insurance Subsidiary in any jurisdiction.

(vii) Material Adverse Effect Certificate. An officer’s certificate, signed by an Executive Officer, certifying that to such officer’s best knowledge, since December 31, 2014, there has not occurred a Material Adverse Effect.

(viii) Fees. The fees referred to in Section 2.4 which are due and payable on or prior to the Effective Date shall have been paid to the Lender.

(ix) Financial Statements. Copies of the financial statements referred to in Section 4.3 and the audited consolidated balance sheet of Renaissance Re and its Subsidiaries, as of December 31, 2013 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the Fiscal Year ending as of the close of such date, all prepared in accordance with GAAP (except as disclosed therein), all in form and substance satisfactory in all respects to the Lender.

(x) PATRIOT Act Information. All documentation and other information requested by the Lender that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(xi) Process Agent. A letter from RenRe North America Holdings Inc. agreeing to be the service agent pursuant to Section 9.13(d).

(xii) Other. Such other documents as the Lender may reasonably request.

(b) Renaissance Re shall have a Financial Strength Rating of “A+” or higher.

(c) All governmental and third party consents and approvals necessary in connection with the consummation of the Loan Documents and the other transactions contemplated thereby shall have been obtained and remain in effect (with copies thereof delivered to the Lender) and shall be satisfactory in all respects to the Lender and no law or regulation shall be applicable or events have occurred which restrain the consummation of, or impose materially adverse conditions upon, the transactions under the Loan Documents.

(d) There shall not be any pending or threatened litigation, action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or its subsidiaries or the transactions contemplated by the Loan Documents, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e) The Lender shall have received a Loan Notice in form and substance acceptable to the Lender.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, to the address, telecopier number or electronic mail address specified for such Person on Schedule 9.2, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number set forth on Schedule 9.2.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other party hereto.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including a telephonic Loan Notice) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties of the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

SECTION 9.3 No Waiver; Cumulative Remedies; Enforcement. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 9.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented expenses incurred by the Lender and its Affiliates (including the reasonable documented out-of-pocket fees, charges and disbursements of counsel for the Lender and its Affiliates (including the allocated costs of internal counsel)), in connection with the preparation, negotiation, due diligence, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable documented expenses incurred by the Lender (including the reasonable documented fees, charges and disbursements of any counsel for the Lender or Affiliate thereof, (including the allocated costs of internal counsel)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (including the allocated costs of internal counsel for such Indemnitee), and settlement costs incurred by such Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of the obligations of such Indemnitee hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely between or among Indemnitees other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the repayment, satisfaction or discharge of the Loan and the other Obligations.

SECTION 9.5 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 9.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. The Lender may at any time assign, in whole but not in part, its rights and obligations under this Agreement (including the entire amount of the Loan at the time owing to it); provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment or (ii) such assignment is to an Affiliate of the Lender; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof. The Borrower will maintain a register as to the identity of the Lender.

(c) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were the Lender.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or Section 3.4 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1(e) as though it were a Lender.

(e) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 9.7 Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Information received by it from the Lender. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 8.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Borrower. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 9.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE BORROWER IRREVOCABLY CONSENTS THAT SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS OF ITS AGENT FOR SERVICE OF PROCESS, RENRE NORTH AMERICA HOLDINGS INC., 3200 ATLANTIC AVENUE, SUITE 114, RALEIGH, NC 27604, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. IN ADDITION, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender does not have any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any assignment agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 9.17 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 9.19 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

[Signature Pages Follow]

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Chief Financial Officer

RenaissanceRe Credit Agreement

Signature Page

BARCLAYS BANK PLC

By:	/s/ Samuel Coward
Name: Samuel Coward
Title: VP

RenaissanceRe Credit Agreement

Signature Page